Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
InterMune Updates Expense Forecasts and Development Plans
— Reduction of 50% of staff and $40-$50 million in annual operating expenses by 2008 —
— Advances CAPACITY enrollment timeline and reinforces statistical power —
— Conference Call Today at 8:30 a.m. EDT —
BRISBANE, Calif., March 20, 2007 — InterMune, Inc. (Nasdaq: ITMN) today announced that it has completed a review of its research and development programs and infrastructure requirements. InterMune will implement a number of operational and infrastructure changes that, when fully implemented by 2008, are expected to reduce annual operating expenses by approximately $40 to $50 million. The expense savings result from: 1) a reduction in staffing levels by 50%, or 116 full-time and contract positions affecting all departments; 2) a reduction of development, clinical and regulatory costs due to the termination of the INSPIRE trial; and 3) a reduction of SG&A expenses related to Actimmune®.
Regarding its development programs, the Company reconfirmed its focus on its Phase 3 CAPACITY program studying pirfenidone in idiopathic pulmonary fibrosis (IPF) and on its HCV protease inhibitor, ITMN-191 currently in Phase 1a development with its partner Roche. InterMune currently projects that enrollment of the CAPACITY trials will be completed several months sooner than previous guidance due to stronger than expected patient enrollment, and that the Company will refine and expand the CAPACITY program to further enhance its ability to demonstrate clinically and statistically significant benefits for IPF patients.
The Company also announced its current intention to retain all its territorial rights to pirfenidone to maintain maximum strategic flexibility.
“We have quickly and aggressively moved to reduce our operating expenses in light of the termination of the INSPIRE trial of Actimmune in IPF,” said Dan Welch, President and CEO of InterMune. Mr. Welch added, “We remain very excited about the progress and potential of both ITMN-191 in hepatitis C and our CAPACITY program studying pirfenidone in IPF. With

CAPACITY enrollment significantly exceeding our expectations, we are in a position to expand the program and still complete it ahead of our previously announced timeline. We now expect patient enrollment to be completed in July of 2007 and the results of CAPACITY available in Q1 2009, several months ahead of our previous guidance.”
Update on Clinical Development Programs
In updating the status and timelines for its clinical development programs, InterMune announced that the Phase 1a program for its HCV protease inhibitor, ITMN-191, remains on schedule. The Company continues to expect to complete the currently running Phase 1a study of ITMN-191 in healthy subjects in the first half of 2007. InterMune plans to evaluate ITMN-191 in a Phase 1b randomized, double-blind, placebo controlled, multiple ascending dose study in patients infected with chronic hepatitis C virus. In this study ITMN-191 will be administered to treatment-naïve patients for 14 days; the study will also include a cohort of non-responder patients. InterMune and its partner Roche expect to announce initial viral kinetic results from the Phase 1b trial in the second half of 2007.
The refinements to the two Phase 3 trials in the CAPACITY program follow InterMune’s review of two new and unique data sets related to: 1) changes in forced vital capacity (FVC) and other important measures of lung function over time in the placebo group of the recently un-blinded INSPIRE trial and 2) the effect of pirfenidone on vital capacity (VC) and other lung function parameters in the Phase 3 study of pirfenidone in IPF recently concluded by Shionogi & Co. in Japan. The planned changes to the CAPACITY program will increase the power of the studies to demonstrate statistically significant effects on the primary and secondary endpoint analyses. A total of 135 patients will be added to the previously planned 580 patients and the treatment duration will be increased by 12 weeks, from 60 to 72 weeks. The primary efficacy endpoint remains change in forced vital capacity (FVC). The increased sample size and treatment duration will provide in excess of 90% power to detect a 50% reduction in the rate of FVC progression after 72 weeks of treatment with pirfenidone compared to placebo and will also increase the power on the various secondary endpoints. Taking into account these changes, InterMune projects that the two trials will be fully enrolled with a total of 715 patients in July of 2007 and completed in the first quarter of 2009, several months ahead of previous guidance.

Steve Porter, M.D., Ph.D. and Chief Medical Officer of InterMune, said, “We have recently had the unique opportunity to review two new data sets from clinical studies in IPF that directly inform the design of our CAPACITY program: the INSPIRE study and the Phase 3 study of pirfenidone conducted by Shionogi in Japan. Based on our review of these data, we have refined the CAPACITY program to further enhance the probability of meeting its objectives. We are also pleased that as a result of very strong enrollment trends, we expect that we will complete the refined CAPACITY program well ahead of our previous projection. The study conduct in the CAPACITY program, which has experienced a low patient drop-out rate to date, is proceeding according to our plans. We are also making excellent progress on our ITMN-191 Phase 1a program which is proceeding as we expected.”
Updated 2007 Financial Guidance and 2008 Expense Outlook
InterMune’s revenues are comprised of revenues from our HCV collaboration with Roche and sales of Actimmune®, which is approved for two indications, chronic granulomatous disease (CGD) and severe, malignant osteopetrosis. In the United States, the Company estimates that there are approximately 1,200 patients with CGD and less than 500 patients with severe, malignant osteopetrosis. InterMune believes that substantially all Actimmune® revenues are and have been historically derived from physicians’ prescriptions for the off-label use of Actimmune® in the treatment of IPF.
In light of the INSPIRE study results, InterMune expects revenues from physician prescriptions of Actimmune® for the treatment of IPF to significantly decline. Since InterMune does not promote Actimmune® for IPF and has no visibility on revenues in that setting, the Company has no basis on which to forecast revenues for the 2007 fiscal year following the INSPIRE results announced on March 5, 2007. Therefore, InterMune has withdrawn its previous guidance for revenues and Cost of Goods Sold as a percentage of revenues for the year ending December 31, 2007. However, InterMune currently expects that Actimmune® revenues for the first quarter of 2007 will be in a range of approximately $19 to $21 million, assuming that product returns in this quarter are no higher than those observed in previous periods. Revenues recognized during the fiscal year ending December 31, 2007 from the Roche collaboration are expected to be approximately $13 million, based on amortization of previous collaboration payments already received and anticipated collaboration payments during 2007.

InterMune will take a number of steps to reduce operating expenses, which will have the effect, once fully implemented by 2008, of reducing the Company’s total annual operating expense levels by $40 to $50 million, compared to the Company’s original 2007 financial guidance. The Company will reduce staffing levels by 50%, or 116 full-time and contract positions, primarily in the Clinical, Regulatory, Medical Affairs and Commercial areas. The majority of staffing reductions will occur in April and the remaining reductions will be implemented over the coming months as the INSPIRE trial is closed. The Company will also take additional steps intended to significantly reduce non-personnel related expenses.
For the year ending December 31, 2007, R&D expenses are anticipated to be in a range of approximately $100 to $110 million, and SG&A expenses in a range of approximately $25 to $35 million. These ranges represent reductions in R&D and SG&A of $10 to $15 million and $10 million, respectively, from the original 2007 financial guidance provided on February 8, 2007. InterMune will record charges for restructuring related expenses associated with these operational changes of approximately $3.5 million, which are expected to be recorded during the year. In addition, InterMune may incur charges related to various Actimmune® assets. The Company has recorded a $4.5 million Actimmune®-related impairment as of December 31, 2006.
InterMune currently expects to have between $205 and $210 million in cash, cash equivalents and available-for-sale securities at March 31, 2007.
Conference Call and Webcast
InterMune will host a live webcast of a conference call this morning, March 20, 2007, at 8:30 a.m. EDT to discuss its corporate strategy, clinical development programs and cost-saving initiatives. Interested investors and others may participate in the conference call by dialing 888-799-0528 (U.S.) or 706-634-0154 (international). A replay of the teleconference will be available approximately three hours after the call.
To access the webcast, please log on to the Company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required to hear the call.

The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international) and entering the conference ID# 3401542. The webcast will remain available in the Investors section of the InterMune website for 30 days.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary and fibrotic disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 in Phase 1a, a second-generation HCV protease inhibitor program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
Except for the historical information contained herein, this press release contains certain forward-looking statements that involve risks and uncertainties, including without limitation the statements related to the progress, future patient enrollment in and timing of InterMune’s clinical trials and announcements of results thereof. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading ‘Risk Factors’ in InterMune’s annual report on Form 10-K filed with the SEC on March 13, 2006 (the “Form 10-K”) and updates included in the most recent Form 10-Q filed with the SEC on November 7, 2006 (the “Form 10-Q”), and other periodic reports filed with the SEC, including the following: (i) risks related to the development of our product and product candidates; (ii) risks related to timely patient enrollment and retention in clinical trials, including the use of third parties to conduct such clinical trials; (iii) risks related to achieving positive clinical trial results; (iv) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (v) risks related to our collaboration agreement with Roche; (vi) the results of the InterMune CAPACITY trials of pirfenidone may differ from those of Shionogi’s Phase 3 trial; and (vii) risks related to our intellectual property rights. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC.
NOTE: Actimmune® is a registered trademark of InterMune, Inc.
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